RESOLUTIONS

OF THE BENEFIT FINANCE COMMITTEE

OF APPLETON PAPERS INC.

WHEREAS, pursuant to Section 11.01 of the Appleton Papers Inc. Retirement Plan (the “Plan”), Appleton Papers Inc. (the “Company’), by action of its Board of Directors (or its delegate), may amend the Plan in whole or in part, at any time or from time to time; and

WHEREAS, the Company desires to amend the Plan as set forth below, by action of the  Benefit Finance Committee acting pursuant to delegation of authority granted by the Board of Directors of the Company;

NOW THEREFORE, it is:

RESOLVED, that the Appleton Papers Inc. Retirement Plan, as amended through November 29, 2012 (the “Plan”), is further amended as set forth below:

1. Effective May 10, 2013, the name of the Company has been changed to Appvion, Inc.  Therefore, in each place the name of the Company appears in the Plan (including without limitation the name of the Plan) it is changed to Appvion, Inc., effective the effective date of the Company name change.

2. Sections 7.06 and 7.09 (pertaining to the suspension of benefits during periods of employment after the commencement of monthly pension benefits) are inapplicable effective March 1, 2011, and are therefore deleted.

3. Section 9.05(b)(4) is amended to read as follows:

(4)to establish and communicate to employees a claims procedure in accordance with applicable law and regulation, which shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied a full and fair review of the decision denying such claim, subject to:

(A)No legal or equitable action may be filed against the Plan or any fiduciary with respect to a claim for benefits (or other equitable relief) more than one hundred eighty (180) days after the Plan Administrator has made a final determination to deny the claim.

(B)In the event of an appeal of a claim for disability benefits under the Plan, if applicable, the Benefit Finance Committee shall have authority to hear the appeal and make a final determination thereof; provided that any member of the Benefit Finance Committee who made the initial adverse benefit determination (or a subordinate of that member) shall not participate in the adjudication of such appeal.

4. Except as set forth above, the Plan is ratified and confirmed in its entirety.

IN WITNESS WHEREOF, the undersigned, being all of the members of the Benefit Finance Committee, to evidence their consent to taking the foregoing actions by written consent in lieu of a meeting, have caused the above amendments to be adopted as of the date last entered below, and direct that they be placed with the minutes of the Committee.

Committee Member                         Date

           /s/ Thomas J. Ferree                                     6/10/2013

Thomas J. Ferree

           /s/ Jeffrey Fletcher                                        6/10/2013

Jeffrey Fletcher

           /s/ Kerry S. Arent                                                     6/12/2013

Kerry S. Arent

           /s/ Matthew Vosters                                                       6/10/2013

Matthew Vosters

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